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                                  EXHIBIT 11

         FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


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                                                     Year Ended March 31,
                                            ------------------------------------
                                                1997         1996        1995
                                            ----------  -----------  -----------
Net income..............................    $6,655,000  $10,366,000  $12,411,000
                                            ==========  ===========  ===========

Earnings Per Share Computation-
  Primary:

Weighted Average Number of Shares
  Outstanding...........................     8,005,578    7,798,773    7,546,387
  Effect of Common Shares issuable
  Upon Exercise of Dilutive Stock
  Options and Warrants Net of Shares
  Assumed to be Repurchasable (at the
  Average Market Price) out of Exercise
  Proceeds..............................       117,782      482,619      427,563
                                             ---------  -----------  -----------

Shares Used for Computation.............     8,123,360    8,281,392    7,973,950
                                            ==========  ===========  ===========

Net Income Per Share:

Primary.................................    $      .82  $      1.25  $      1.56
                                            ==========  ===========  ===========

Earnings Per Share Computation-
  Assuming Full Dilution:

Weighted Average Number of Shares Out-
  standing..............................     8,005,578    7,798,773    7,546,387

Effect of Common Shares issuable Upon
  Exercise of Dilutive Stock Options and
  Warrants Net of Shares Assumed to be
  Repurchasable (at the Higher of the
  Last or Average Market Price) out of
  Exercise Proceeds.....................       118,684      485,151      607,739
                                            ----------  -----------  -----------

Shares Used for Computation.............     8,124,262    8,283,924    8,154,126
                                            ==========  ===========  ===========

Net Income Per Share:

Fully Diluted...........................    $      .82  $      1.25  $      1.52
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